Exhibit 99.1


                                                     FOR IMMEDIATE RELEASE
                                                     Contact: Investor Relations
                                                     Telephone: 712.732.4117


              FIRST MIDWEST FINANCIAL, INC. DECLARES CASH DIVIDEND

(Storm Lake, Iowa - February 23, 2004) First Midwest Financial, Inc. announced that the Company will pay a cash dividend of $0.13 per share for the second fiscal quarter of 2004. This dividend will be payable on or about April 1, 2004 to shareholders of record as of March 15, 2004. The Company has paid regular quarterly cash dividends since the first dividend paid on January 5, 1995.

At December 31, 2003, First Midwest Financial, Inc. had assets of $782.1 million and shareholders' equity of $45.3 million. The company's stock is traded on the Nasdaq National Market under the symbol "CASH."






Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Fifteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.